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                                                                   EXHIBIT 10.31


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 10, 2003 to be effective as of January 1, 2003 by and between Home Interiors & Gifts, Inc., a Texas corporation (together with its successors and assigns permitted hereunder, the "Company"), and Eugenia Price (the "Executive").

         WHEREAS, the Executive is currently employed by the Company as a Senior Vice President of International;

         WHEREAS, the Company desires to continue to employ the Executive in an executive capacity with the Company, and the Executive desires to continue to be employed by the Company in said capacity; and

         WHEREAS, the parties hereto deem it desirable and in the best interests of the Company and its stockholders for the Company to continue to employ the Executive on the terms and conditions set forth herein.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. EMPLOYMENT PERIOD. Subject to Section 3 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the date of this Agreement and continuing until January 1, 2004; provided, however, that such Employment Period shall be extended for successive terms of one (1) year each unless either party advises the other, at least one hundred twenty (120) days prior to the end of the initial term or annual extension, as the case may be, that it will not agree to extend this Agreement (the "Employment Period").

     2.  TERMS OF EMPLOYMENT.

         (a) Position and Duties.

                  (i) During the Employment Period, the Executive shall perform the functions of Senior Vice President of International of the Company and shall report directly to the President of the Company. The Executive shall have such powers and duties as may from time to time be prescribed by the President, so long as such powers and duties are reasonable and customary for a Senior Vice President of an enterprise comparable to the Company.

                  (ii) During the Employment Period and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote such time as the President shall deem necessary, up to and including substantially all of her business time, to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of Executive's employment it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures or fulfill



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speaking engagements, and (3) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

         (b) Compensation.

                  (i) Base Salary. Beginning on January 1, 2003, during the Employment Period, the Executive shall receive, at such intervals and in accordance with such Company policies as may be in effect from time to time, an annual salary (pro rata for any partial year) equal to $214,000, payable in equal installments no less often than monthly (the "Annual Base Salary"), which Annual Base Salary shall be subject to appropriate increase, as determined by the sole discretion of the Board of Directors of the Company.

                  (ii) Annual Bonus. The Executive shall be eligible to participate in the Company's Key Employee Bonus Plan applicable to executives of the Company (the "Annual Bonus") for each fiscal year of the Company commencing with the fiscal year ending December 31, 2002 as approved by the Board of Directors of the Company in good faith, and such other criteria as may be recommended by management and established by the Board of Directors of the Company from time to time. Each Annual Bonus (or portion thereof) shall be paid in cash promptly following delivery to the Board of Directors of the Company of audited financial statements of the Company for the fiscal year for which the Annual Bonus (or pro rated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive but on the same basis as for other members of the Senior Executive Management Team;

                  (iii) Incentive, Savings and Retirement Plans. During the term of the Executive's employment, the Executive shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies and programs applicable generally to other employees of the Company ("Investment Plans") as determined by and at the discretion of the Board of Directors of the Company.

                  (iv) Welfare Benefit Plans. During the term of the Executive's employment, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company. In addition, during the term of the Executive's employment, the Company shall (A) pay all medical, dental and vision insurance costs for the Executive and the Executive's family, including all premiums and co-payments and (B) increase the Executive and family members' annual maximum dental covered expenses from $1,000 to $5,000.

                  (v) Expenses. During the term of the Executive's employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.


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                  (vi) Vacation and Holidays. During the term of the Executive's employment, the Executive shall be entitled to paid vacation of three weeks per year and paid holidays in accordance with the policies, practices and procedures of the Company applicable to other members of the Senior Executive Management Team.

                  (vii) Vehicle Allowance. During the term of the Executive's employment, the Executive shall receive a monthly vehicle allowance of $600.

                  (viii) Physical Exam. During the term of the Executive's employment, the Company shall reimburse the Executive for all costs associated with Executive's physical exam at the Cooper Clinic or a similar facility; provided, that the Executive shall only be reimbursed for the costs of one such exam during each calendar year.

                  (ix) Other Benefits. During the term of the Executive's employment, the Executive shall be entitled to other perquisites and benefits applicable to other members of the Senior Executive Management Team in effect from time to time and in accordance with the policies, practices and procedures of the Company.

     3.  TERMINATION OF EMPLOYMENT.

         (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company shall give to the Executive no less than thirty (30) days written notice in accordance with
Section 11 (b) hereof of its intention to terminate the Executive's employment based upon Disability, and in the event Executive shall within such 30 day period become able to perform her duties and obligations under this Agreement, then Executive's employment shall not be terminated. In such event, the Executive's employment with the Company shall terminate effective on the receipt of such notice by the Executive (the "Disability Effective Date"). For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform her duties and obligations hereunder for a period of 120 consecutive days or any 120 days in any twelve month period due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

         (b) Termination by the Company. The Company may terminate the Executive's employment during the Employment Period either with or without Cause. For purposes of this Agreement, "Cause" shall mean (i) a breach by the Executive of the Executive's obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes a continued material nonperformance by the Executive of her obligations and duties thereunder, as reasonably determined by the Board of Directors of the Company, (ii) commission by the Executive of an act of fraud upon, or willful misconduct toward, the Company, as reasonably determined by a majority of the disinterested members of the Board of Directors of the Company (neither the Executive nor members of her family being deemed disinterested for this purpose), (iii) a material breach by the Executive of Section 6 or Section 9 hereof, (iv) the conviction of the Executive of any felony unless the Board of Directors of the Company


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reasonably determines that the Executive's conviction of such felony does not materially affect the Executive's business reputation or significantly impair the Executive's ability to carry out her duties under this Agreement (provided that the Board of Directors shall have no obligation to make such determination), or (v) the failure of the Executive to carry out, or comply with, in any material respect any directive of the President consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure.

         (c) Voluntary Termination by Executive. Notwithstanding anything in this Agreement to the contrary, the Executive's employment may be terminated during the Employment Period by the Executive for any reason or no reason; provided that any termination by the Executive pursuant to Section 3(d) on account of Good Reason shall not be treated as a voluntary termination under this Section 3(c).

         (d) Termination for Good Reason. The Executive may terminate her employment at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) any reduction or alteration, approved by the Board of Directors without the Executive's written consent, in the Executive's title, duties or responsibilities, the Executives' Base Salary and/or target annual bonus opportunity other than under a circumstance that constitutes Cause and for purposes of this Section 3(d) only, the Vehicle allowance provided to the Executive under Sections 2(b)(vii); provided, that any such reduction or alteration in the Executive's title, duties or responsibilities without the Executive's consent during the thirty-day cure period applicable to subparagraph
(v) of Section 3(b) shall not constitute Good Reason; provided, further, that any cure by the Executive during such thirty-day period shall entitle the Executive to reinstatement of her title, duties and responsibilities and (ii) a change, without the Executive's written consent, of more than twenty-five (25) miles in the office or location where the Executive is based. Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Company fails to cure any such event within thirty (30) days after receipt from the Executive of the Notice of Termination (as defined in Section 3(e)).

         (e) Notice of Termination. Any termination by the Company (for Cause or otherwise), or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11 (b) hereof.

         (f) Date of Termination. "Date of Termination" means (i) the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e) hereof, as the case may be, and (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

     4.  OBLIGATIONS OF THE COMPANY UPON TERMINATION.

         (a) Termination by the Company. If the Company terminates the Executive other than for Cause, or in connection with death or disability as covered by
Section 4(b) below, or fails to renew this Agreement beyond the initial term ending November 1, 2003 or any extension term, or if the Executive terminates her employment for Good Reason, the Company shall pay to the Executive (i) in a lump sum in cash within ten days after the Date of Termination


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(1) the sum of the Executive's applicable Annual Base Salary through the Date of
Termination to the extent not theretofore paid ("Accrued Obligations") and (2) any amount arising from the Executive's participation in, or benefits under, any Investment Plans ("Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans, (ii) severance pay equal to the Executive's Annual Base Salary, payable in a lump-sum in cash within ten days after the Date of Termination, for twelve (12) months from the date of termination of employment and (iii) any earned but unpaid
Annual Bonus in respect of any full fiscal year ended prior to the date the Executive's employment is terminated, payable in a lump sum in cash at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of
Section 2(b)(ii) ("Accrued Bonus").

         (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, the Company shall pay to her legal representatives (i) in a lump sum in cash within ten days after the Date of Termination the aggregate of the Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; (iii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii); and (iv) an amount equal to the Executive's Annual Base Salary, payable in accordance with the Company's regular pay schedule, for twelve (12) months from the date of the Executive's Disability. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall pay to her legal representatives (i) in a lump sum in cash within ten days after the Date of Termination the aggregate of the Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii). The Company shall have no further payment obligations to the Executive or her legal representatives under this Agreement as a result of the Executive's death or Disability.

         (c) Cause. If the Executive's employment shall be terminated by the Company for Cause, or by the Executive other than for Good Reason, during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations, Accrued Investments (which, shall be payable in accordance with the terms and conditions of the Investment Plans), and Accrued Bonus (which shall be payable at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of
Section 2(b)(ii)).

     5. FULL SETTLEMENT, MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the, amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under
Section 4 hereof arising out of the termination of the Executive's employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6, 7, or 9 hereof or criminal misconduct, and further provided the Executive shall be entitled to seek damages for any violation by the Company of applicable statutory employment law or for slander or libel.


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     6.  CONFIDENTIAL INFORMATION.

         (a) The Executive acknowledges that the Company and its affiliates have trade, business, and financial secrets and other confidential and proprietary information including but not limited to sales and marketing and product information and strategy, identity of suppliers, displayers (collectively, the "Confidential Information"). As defined herein, Confidential Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above at the sole cost and expense of the Company.

         (b) During and following the Employment Period, the Executive agrees
(i) to hold such Confidential Information in confidence and (ii) not to release such information to any person, including, without limitation the Executive's spouse (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge).

         (c) The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

     7. SURRENDER OF MATERIALS UPON TERMINATION. Upon any termination of the Executive's employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and its affiliates which are in the Executive's possession, custody or control.

     8.  SUCCESSORS.

         (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of any successor of Company to expressly assume to perform this Agreement in writing shall, at the election of the Executive, be deemed to be termination of this Agreement without cause, entitling the Executive to payment of one year's severance. As used in this Agreement, "Company" shall mean the Company as hereinbefore


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defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     9.  NON-COMPETITION AND NON-SOLICITATION.

         (a) The term of Non-Competition and Non-Solicitation (herein so called) shall be for a term beginning on the date hereof and continuing until the first anniversary of the Date of Termination of this Agreement, by either the Company or the Executive for any reason.

         (b) During the term of Non-Competition and Non-Solicitation, the Executive will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, (i) engage in any business that competes with the Company, either by selling similar products in the continental United States and Mexico or by utilizing a direct sales or multi-level marketing sales format to sell consumer products in the continental United States (a "Competing Business"), (ii) hire, attempt to hire, or contact or solicit with respect to hiring any employee or Independent Contractor Displayers of the Company, or (iii) divert or take away any customers, including Independent Contractors, or suppliers of the Company in the continental United States. Notwithstanding the foregoing, the Company agrees that the Executive may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such competing business in any way prohibited by the preceding clause. As used in this Section 9(b) (and in Section 6 hereof), "Company" shall include the Company and any of its subsidiaries.

         (c) During the term of Non-Competition and Non-Solicitation, the Executive will not use the Executive's access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 9(c) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

         (d) The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary information, plans and services and to protect the other legitimate business interests of the Company.

     10. EFFECT OF AGREEMENT ON OTHER BENEFITS. The existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which employees of the Company are eligible to participate.

     11. MISCELLANEOUS.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular


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section or provision, unless the context specifically indicates to the contrary.
Any reference to a particular "Section" or "paragraph" shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term "including" herein shall be construed as meaning "including without limitation." This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:  Eugenia Price
                               4640 Irvin Simmons
                               Dallas, Texas 75229

         If to the Company:    Donald J. Carter, Jr., CEO
                               Home Interiors & Gifts, Inc.
                               1649 Frankford Road West
                               Carrollton, Texas 75007

                               With a copy to the Company's General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar-in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Company may not withhold any sums under any circumstances from any amounts payable under this Agreement as Accrued Obligations, Accrued Investments or Accrued Bonuses to the Executive beyond the date due.

         (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.


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         (f) The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 or 9 by the Executive.

         (g) The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof.

         (h) This Agreement may be executed in two or more counterparts.

         (i) Sections 6 and 9 of this Agreement shall survive the termination of this Agreement.


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         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board of Directors of the Company, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                                    /s/ EUGENIA PRICE
                                                --------------------------------
                                                Eugenia Price



                                                HOME INTERIORS & GIFTS, INC.



                                                By: /s/ DONALD J. CARTER, JR.
                                                  -----------------------------
                                                  Donald J. Carter, Jr.
                                                  Chief Executive Officer



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